Press Release

TechnipFMC Reports First Quarter 2017 Diluted Earnings per Share of $0.41; Excluding Charges and Credits, Adjusted Diluted Earnings per Share of $0.71

•	Company reported net income of $190.8 million and adjusted EBITDA of $684.4 million

•	Company announced a $500 million share repurchase program and planning for a quarterly dividend following third quarter 2017 results

LONDON, PARIS, HOUSTON, April 26, 2017 - TechnipFMC plc (NYSE and Euronext: FTI) today reported first quarter 2017 revenue of $3.4 billion.
Diluted earnings per share were $0.41, which includes total Company pre-tax charges and credits of $193.5 million, or $0.30 per diluted share as detailed in the attached financial schedules. Adjusted diluted earnings per share were $0.71.
Total Company net income was $190.8 million, including corporate income due to foreign exchange gains; adjusted EBITDA was $684.4 million.
The Company also announced that its Board of Directors approved a capital allocation plan that includes the authorization of a share repurchase program of up to $500 million of the Company’s stock to be completed by the end of 2018 and planning for a quarterly dividend following third quarter 2017 results. The implementation of this capital allocation program is subject to U.K. required approval of distributable reserves, which is expected to be completed in the third quarter of 2017.
“Our merger is completed. We are now leveraging the unparalleled breadth of capabilities of TechnipFMC - from our industry-leading front-end engineering, our culture of innovation that is bringing to market next-generation solutions, to our reputation of superior project management,” said Doug Pferdehirt, CEO of TechnipFMC. “These capabilities, coupled with our unique commercial alignment to deliver efficiencies across the value chain, allow us to drive the change required for real, sustainable improvement to project economics - improvements which enable our customers to sanction more projects with greater confidence in cost and time to production.”

_______________________

[1] Adjusted results exclude the impact of charges and credits. See reconciliation of U.S. GAAP to non-GAAP financial measures in the attached tables.

“Although the global energy market remains challenged, we benefit from the recovery of the short-cycle North America market as well as strong execution on our backlog of longer cycle projects.”
“In subsea, market acceptance of our combined offering has been demonstrated by an acceleration of front-end studies. These studies are being converted to iEPCI™ awards including the Shell Kaikias project. Other recent project awards, including our award of ExxonMobil Liza, further illustrate returning confidence in the subsea market.”
Pferdehirt added, “Execution remains fundamental to our performance, and our strong project management capability has been demonstrated, for example, in our LNG project portfolio which delivered Petronas Satu, the first-ever floating LNG (FLNG) to be operational, and continues to make progress on both the Shell Prelude FLNG and Yamal LNG projects.”
Pferdehirt concluded, “As our first quarter results have shown, it is the remarkable women and men of TechnipFMC - now working together - who provide the unparalleled ability and determination to drive real change required in our industry.”

Order Intake and Backlog
During the first quarter of 2017, the Company’s order intake was $1.6 billion. The breakdown by business segment was as follows:

•	Subsea order intake of $666 million;

•	Onshore/Offshore order intake of $682 million; and

•	Surface Technologies order intake of $241.5 million.

At the end of the first quarter 2017, the Company’s backlog was $16.1 billion, composed of the following:

•	Subsea backlog of $6.6 billion;

•	Onshore/Offshore backlog of $9.1 billion; and

•	Surface Technologies backlog of $0.4 billion.

Operational and Financial Highlights - First Quarter 20172

Subsea
Subsea reported first quarter revenues of $1.4 billion. Major projects include Total Kaombo and Moho Nord, and ENI Jangkrik.
Revenues were down 42 percent, primarily due to a reduction in project activity within Europe and Africa, partially offset by increased project activity in Asia Pacific. Prior-year declines in inbound orders continue to impact near-term revenues.

_______________________

[2] Because this is the first quarter of operation following our merger, we have prepared pro forma financial statements for 2016 as if the merger had been completed on January 1, 2016. All prior year quarter comparisons are to these pro forma results. In addition, because our merger did not close until January 16, 2017, we have a sixteen day “stub period” for FMC Technologies, Inc. that has been excluded from this quarter.

Vessel utilization rate for the first quarter of 2017 was 68 percent, down from the 78 percent rate in the fourth quarter of 2016.
Subsea reported operating profit of $54.2 million; adjusted EBITDA was $238.6 million with margins of 17.3 percent. Adjusted EBITDA margins increased from the prior year pro forma results, despite the 42 percent revenue decline. Operating performance reflected the results of strong project execution, cost reductions, and restructuring.

Onshore/Offshore
Onshore/Offshore reported first quarter revenues of $1.8 billion. Major projects include Yamal LNG, Shell Prelude FLNG, and SIBUR Zapsib 2.
Revenues declined 19 percent from the prior-year quarter on a pro forma basis, which includes the full consolidation of Yamal LNG. Revenues were lower as a result of reduced project activity, notably in the Middle East and Americas.
Onshore/Offshore reported operating profit of $139.9 million; adjusted EBITDA was $152.2 million with margins of 8.6 percent.
Adjusted EBITDA and margins improved year-over-year, compared with the pro forma results, despite the revenue decline as project profitability improved with the achievement of key construction milestones.

Surface Technologies
Surface Technologies reported first quarter revenue of $248.4 million. Revenues were down 29 percent from the prior-year quarter, due in part to the exclusion of the first sixteen days of the current year quarter. In addition, the favorable impact from the continuing recovery in North America was partially offset by competitive pricing in international markets and lower product sales.
Surface Technologies reported an operating loss of $18.6 million; adjusted EBITDA was $36 million with margins of 14.5 percent.
Adjusted EBITDA and margins significantly improved year-over-year, despite the revenue decline primarily due to the benefit of product mix related to fluid control sales and a more favorable cost structure.

Corporate Items
Corporate income in the first quarter was $204.2 million, which included charges and credits of $51.1 million. The income in the quarter was primarily due to foreign exchange gains of $306.9 million.
Net interest expense was $81.7 million in the quarter, including $67.7 million from the remeasurement of a liability payable to joint venture partners.

Total depreciation and amortization for the first quarter was $154.1 million, including depreciation and amortization related to purchase price accounting for the merger of $42.9 million.
Capital expenditures were $51.2 million.
The Company recorded a tax provision of $103.7 million. The reported tax rate was 34.8 percent. Excluding the effects of the liability remeasurement within net interest expense, for which there is no tax benefit, the effective tax rate was 28.4 percent for the first quarter.

Summary
TechnipFMC reported first quarter diluted earnings per share of $0.41, which included corporate income due to foreign exchange gains. Excluding charges and credits, adjusted diluted earnings per share were $0.71.
Total Company operating profit was $379.7 million; adjusted EBITDA was $684.4 million.
Quarterly segment performance is summarized below when compared to 2016 on a pro forma basis:

•
Subsea reported operating profit of $54.2 million. Adjusted EBITDA was $238.6 million. Subsea improved adjusted EBITDA margins to 17.3 percent, despite a 42 percent revenue decline from the prior-year quarter.

•
Onshore/Offshore reported operating profit of $139.9 million. Adjusted EBITDA was $152.2 million with margins of 8.6 percent. Adjusted EBITDA and margins increased year-over-year, despite a 19 percent revenue decline.

•
Surface Technologies reported an operating loss of $18.6 million. Adjusted EBITDA was $36 million with margins of 14.5 percent. Adjusted EBITDA and margins increased year-over-year, despite a 29 percent revenue decline.

Full-year 2017 guidance will be discussed on the Company’s first quarter earnings conference call.
The teleconference is scheduled at 1 p.m. London time (8 a.m. New York time) on Thursday, April 27, 2017 and will be accompanied by a supporting presentation that will be made available at http://investors.technipfmc.com prior to the start of the teleconference.

About TechnipFMC
TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 40,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.
This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•	reductions in client spending or a slowdown in client payments;

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns that may affect profit realized on our fixed price contracts;

•	disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	rising costs and availability of raw materials;

•	ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	ability to attract new clients and retain existing clients in the manner anticipated;

•	compliance with and changes in legislation or governmental regulations affecting us;

•	international, national or local economic, social or political conditions that could adversely affect us or our clients;

•	risks associated with The Depositary Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•	results on the United Kingdom’s referendum on withdrawal from the European union;

•	risks associated with being an English public limited company, including the need for court approval of “distributable profits” and stockholder approval of certain capital structure decisions;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	risks associated with assumptions we make in connection with our critical accounting estimates and legal proceedings;

•	the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan, or at all;

•	the risks of currency fluctuations and foreign exchange controls associated with our international operations;

•
risks that the legacy businesses of FMC Technologies, Inc. and Technip S.A. will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	unanticipated costs of integration;

•	reliance on and integration of information technology systems;

•	risks associated with tax liabilities, or changes in U.S. federal or international tax laws or interpretations to which they are subject; and

•
such other risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

The event will be available at http://investors.technipfmc.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at http://investors.technipfmc.com.

Contacts

Investor relations	Media relations
Matt Seinsheimer Vice President Investor Relations Tel: +1 281 260 3665 Email: investorrelations@TechnipFMC.com	Christophe Belorgeot Vice President Corporate Communications Tel: +33 1 47 78 39 92 Email: media@TechnipFMC.com
James Davis Senior Manager Investor Relations Tel: +1 281 260 3665 Email: investorrelations@TechnipFMC.com	Lisa Adams Senior Manager Digital Communications Tel: +1 281 405 4659 Email: media@TechnipFMC.com

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
GAAP FINANCIAL STATEMENTS

The U.S. GAAP financial statements for TechnipFMC plc and consolidated subsidiaries are provided on the following pages. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

•
In December of 2016, Technip increased its ownership in the Yamal LNG Joint Venture and became the controlling shareholder. Under US GAAP, this resulted in full consolidation of the Joint Venture on the date of the transaction.

Therefore, the results for the three months ended March 31, 2017:

1.	Include Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to March 31, 2017; revenues of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent came from the Subsea segment; and

3.	Fully consolidate the Yamal LNG Joint Venture for the full period, within the Onshore/Offshore segment.

The results for the three months ended March 31, 2016 only include the results of Technip, inclusive of the equity in affiliate income from the Yamal LNG Joint Venture.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts)

	(unaudited)
	Three Months Ended
	March 31
	2017	2016
Revenue	$3,388.0	$2,405.7
Costs and expenses	3,345.1	2,209.3
	42.9	196.4
Other income (expense), net	336.8	11.7
Income before net interest expense and income taxes	379.7	208.1
Net interest expense	(81.7)	(13.3)
Income before income taxes	298.0	194.8
Provision for income taxes	103.7	47.5
Net income	194.3	147.3
Net (income) loss attributable to noncontrolling interests	(3.5)	0.1
Net income attributable to TechnipFMC plc	$190.8	$147.4

Earnings per share attributable to TechnipFMC plc:
Basic	$0.41	$1.25
Diluted	$0.41	$1.21

Weighted average shares outstanding:
Basic	466.6	118.2
Diluted	468.9	124.4

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(unaudited)
	Three Months Ended
	March 31
	2017	2016
Revenue

Subsea	$1,376.7	$1,517.2
Onshore/Offshore	1,764.0	888.5
Surface Technologies	248.4	—
Other revenue and intercompany eliminations	(1.1)	—
	$3,388.0	$2,405.7

Income before income taxes

Segment operating profit (loss)
Subsea	$54.2	$196.4
Onshore/Offshore	139.9	58.5
Surface Technologies	(18.6)	—
Total segment operating profit	175.5	254.9

Corporate items
Corporate income (expense) (1)	204.2	(46.8)
Interest expense	(81.7)	(13.3)
Total corporate items	122.5	(60.1)

Net income before income taxes (2)	$298.0	$194.8

(1) Corporate income (expense) primarily includes corporate staff expenses, stock-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, and merger-related transaction expenses.
(2) Includes amounts attributable to noncontrolling interests.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31
	2017	2016
Inbound Orders

Subsea	$666.0	$490.4
Onshore/Offshore	682.0	530.7
Surface Technologies	241.5	—
Total inbound orders	$1,589.5	$1,021.1

	March 31
	2017	2016
Order Backlog

Subsea	$6,558.2	$6,978.8
Onshore/Offshore	9,066.0	9,401.7
Surface Technologies	432.0	—
Total order backlog	$16,056.2	$16,380.5

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	(unaudited)
	March 31, 2017	December 31, 2016
Cash and cash equivalents	$7,041.7	$6,269.3
Trade receivables, net	2,433.3	2,024.5
Costs in excess of billings	1,036.8	485.8
Inventories, net	983.5	334.7
Other current assets	2,239.5	1,822.9
Total current assets	13,734.8	10,937.2

Property, plant and equipment, net	3,975.5	2,620.1
Goodwill	9,023.6	3,718.3
Intangible assets, net	1,580.0	255.4
Other assets	1,256.6	1,168.1
Total assets	$29,570.5	$18,699.1

Short-term debt and current portion of long-term debt	$499.0	$683.6
Accounts payable, trade	4,131.5	3,837.7
Advance payments	314.9	411.1
Billings in excess of costs	3,478.7	3,364.5
Other current liabilities	3,072.9	2,633.5
Total current liabilities	11,497.0	10,930.4

Long-term debt, less current portion	3,082.8	1,869.3
Other liabilities	1,431.5	820.0
TechnipFMC plc stockholders’ equity	13,552.8	5,091.1
Noncontrolling interests	6.4	(11.7)
Total liabilities and equity	$29,570.5	$18,699.1

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	(unaudited)
	Three Months Ended
	March 31
	2017	2016
Cash provided (required) by operating activities:
Net income	$194.3	$147.3
Depreciation and amortization	154.1	74.6
Asset impairment charges	0.4	—
Trade accounts receivable, net and costs in excess of billings	267.7	8.8
Inventories, net	126.6	42.0
Accounts payable, trade	(168.8)	(84.0)
Advance payments and billings in excess of costs	(220.6)	(91.6)
Other	(202.7)	63.3
Net cash provided by operating activities	151.0	160.4

Cash provided (required) by investing activities:
Capital expenditures	(51.2)	(25.5)
Cash acquired in merger of Technip and FMC Technologies	1,479.2	—
Other investing	14.9	0.5
Net cash provided (required) by investing activities	1,442.9	(25.0)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(820.1)	(249.8)
Other financing	(45.4)	(19.4)
Net cash required by financing activities	(865.5)	(269.2)

Effect of changes in foreign exchange rates on cash and cash equivalents	44.0	(97.7)

Increase in cash and cash equivalents	772.4	(231.5)

Cash and cash equivalents, beginning of period	6,269.3	3,178.0

Cash and cash equivalents, end of period	$7,041.7	$2,946.5

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES

The Reconciliation of U.S. GAAP to non-GAAP financial measures for TechnipFMC plc and consolidated subsidiaries are provided on the following page. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

•
In December of 2016, Technip increased its ownership in the Yamal LNG Joint Venture and became the controlling shareholder. Under US GAAP, this would have resulted in full consolidation of the Joint Venture on the date of the transaction.

The Non-GAAP results for the three months ended March 31, 2017:

1.	Include the results of Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to March 31, 2017; revenues of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent from Subsea and the remainder from Surface Technologies; and

3.	Fully consolidate the Yamal LNG Joint Venture for the full period, within the Onshore/Offshore segment.

The Non-GAAP pro forma results for the three months ended March 31, 2016:

1.	Include the results of both Technip and FMC Technologies for the full period;

2.	Combine FMC Technologies’ former Surface Technologies and Energy Infrastructure segments to form the pro forma Surface Technologies segment;

3.	Purchase price accounting adjustments applied on an equal basis to first quarter 2017 results to provide comparability; and

4.	Fully consolidate the Yamal LNG Joint Venture for the full period, within the Onshore/Offshore segment.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits

In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the First Quarter 2017 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2016 pro forma results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	March 31, 2017
	Net income attributable to TechnipFMC plc	Net (income) loss attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$190.8	$(3.5)	$103.7	$(81.7)	$379.7	$154.1	$533.8

Charges and (credits):
Impairment and other charges	—	—	0.4	—	0.4	—	0.4
Restructuring and other severance charges	6.8	—	2.5	—	9.3	—	9.3
Business combination transaction and integration costs	38.8	—	15.9	—	54.7	—	54.7
Purchase price accounting adjustments	94.5	—	34.9	0.3	129.1	(42.9)	86.2

Adjusted financial measures	$330.9	$(3.5)	$157.4	$(81.4)	$573.2	$111.2	$684.4

	Pro Forma Three Months Ended
	March 31, 2016
	Net income attributable to TechnipFMC plc	Net (income) loss attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$123.3	$0.1	$26.7	$(13.6)	$163.5	$160.5	$324.0

Charges and (credits):
Impairment and other charges	53.8	—	—	—	53.8	—	53.8
Restructuring and other severance charges	22.2	—	—	—	22.2	—	22.2
Purchase price accounting adjustments	94.5	—	34.9	0.3	129.1	(42.9)	86.2

Adjusted financial measures	$293.8	$0.1	$61.6	$(13.3)	$368.6	$117.6	$486.2

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions except per share amounts, unaudited)

	(Unaudited)
	Three Months Ended
	March 31
	2017	2016
(after-tax)
Net income attributable to TechnipFMC plc, as reported	$191	$147

Charges and (credits):
Impairment and other charges (1)	—	13
Restructuring and other severance charges (2)	7	12
Business combination transaction and integration costs (3)	39	—
Purchase price accounting adjustments (4)	95	—

Adjusted net income attributable to TechnipFMC plc	$331	$172

Diluted EPS attributable to TechnipFMC plc, as reported	$0.41	$1.21

Adjusted diluted EPS attributable to TechnipFMC plc	$0.71	$1.41

(1) Tax effect of nil and $6 million during the three months ended March 31, 2017 and 2016, respectively.
(2) Tax effect of $3 million and $5 million during the three months ended March 31, 2017 and 2016, respectively.
(3) Tax effect of $16 million and nil during the three months ended March 31, 2017 and 2016, respectively.
(4) Tax effect of $35 million and nil during the three months ended March 31, 2017 and 2016, respectively.

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	March 31, 2017
	Subsea Technologies	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,376.7	$1,764.0	$248.4	$(1.1)	$3,388.0

Operating profit, as reported (pre-tax)	$54.2	$139.9	$(18.6)	$204.2	$379.7

Charges and (credits):
Impairment and other charges	0.2	—	0.2	—	0.4
Restructuring and other severance charges	6.5	(0.3)	1.2	1.9	9.3
Business combination transaction and integration costs	1.5	—	0.8	52.3	54.7
Purchase price accounting adjustments - non-amortization related	55.0	—	34.2	(3.0)	86.2
Purchase price accounting adjustments - amortization related	34.0	—	9.0	(0.1)	42.9
Subtotal	97.2	(0.3)	45.4	51.1	193.5

Adjusted Operating profit	151.4	139.6	26.8	255.3	573.2

Adjusted Depreciation and amortization	87.2	12.6	9.2	2.2	111.2

Adjusted EBITDA(1)	$238.6	$152.2	$36.0	$257.5	$684.4

Operating profit margin, as reported	3.9%	7.9%	(7.5)%		11.2%

Adjusted Operating profit margin	11.0%	7.9%	10.8%		16.9%

Adjusted EBITDA margin(1)	17.3%	8.6%	14.5%		20.2%

	Pro Forma Three Months Ended
	March 31, 2016
	Subsea Technologies	Onshore/Offshore	Surface Technologies	Corporate and Other	Total
Revenue, as pro forma	$2,378.0	$2,181.9	$349.6	$(4.9)	$4,904.6

Operating profit (pre-tax), as pro forma	$216.9	$58.4	$(75.1)	$(36.7)	$163.5

Charges and (credits):
Impairment and other charges	0.1	19.4	34.2	—	53.8
Restructuring and other severance charges	0.3	16.0	5.8	—	22.2
Purchase price accounting adjustments - non-amortization related	55.0	—	34.2	(3.0)	86.2
Purchase price accounting adjustments - amortization related	34.0	—	9.0	(0.1)	42.9
Subtotal	89.5	35.4	83.3	(3.1)	205.1

Adjusted Operating profit	306.4	93.8	8.2	(39.8)	368.6

Adjusted Depreciation and amortization	89.7	9.1	20.8	(2.0)	117.6

Adjusted EBITDA(1)	$396.1	$102.9	$29.0	$(41.8)	$486.2

Operating profit margin, as pro forma	9.1%	2.7%	(21.5)%		3.3%

Adjusted Operating profit margin	12.9%	4.3%	2.3%		7.5%

Adjusted EBITDA margin(1)	16.7%	4.7%	8.3%		9.9%

(1) Includes amounts attributable to noncontrolling interests

TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	March 31, 2017	December 31, 2016
Cash and cash equivalents	$7,041.7	$6,269.3
Short-term debt and current portion of long-term debt	(499.0)	(683.6)
Long-term debt, less current portion	(3,082.8)	(1,869.3)
Net cash	$3,459.9	$3,716.4

Net cash (debt) is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate TechnipFMC's capital structure and financial leverage. Management believes net cash (debt) is a meaningful financial measure that may also assist investors in understanding TechnipFMC's financial condition and underlying trends in its capital structure.